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                                                                    EXHIBIT 11.1

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
               STATEMENT RE: COMPUTATION OF NET INCOME PER SHARE,
                      BASIC and DILUTED EARNINGS PER SHARE

                   ($ in thousands, except per share amounts)


                                                  For the Year Ended
                                                  December 31, 1997
      --------------------------------------------------------------
      Net income                                       $ 21,798

      Net income per common share - basic (1)          $   1.07

      Net income per common share - diluted (2)        $   1.05

1) The number of common shares outstanding used to compute net income per share was 20,396,428, which includes the retroactive adjustment for the five percent stock dividend that was issued on December 31, 1997.

2) Diluted earnings per share for the year ended December 31, 1997, was calculated based on weighted average shares outstanding of 20,800,828, which assumes the exercise of options covering 1,332,587 shares and computes incremental shares using the treasury stock method.